Exhibit 99.3

TEMPEST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our unaudited Interim Financial Statements and the notes thereto included on the Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on July 1, 2021. This discussion contains forward-looking statements that involve risks and uncertainties, such as its plans, objectives, expectations, intentions, and beliefs. Tempest’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified in Exhibit 99.2 included on the Current Report on Form 8-K filed with the SEC on July 16, 2021.

Overview

Tempest is a clinical-stage oncology company focused on leveraging its deep scientific understanding of cancer biology and medicinal chemistry to develop and advance novel orally available therapies for the treatment of solid tumors. Tempest’s philosophy is to build a company based upon not only good ideas and creative science, but also upon the efficient translation of those ideas into therapies that will improve patient’s lives. To this end, Tempest is advancing TPST-1495 and TPST-1120, two product candidates in clinical trials that it believes are the first clinical stage molecules designed to treat their respective targets; and a third program in preclinical studies that could be the first to target TREX-1, a key cellular enzyme that regulates the innate immune response in tumors. TPST-1495 is a dual antagonist of EP2 and EP4, receptors of prostaglandin E2, and is currently in a Phase 1 trial in solid tumors. Tempest’s second program, TPST-1120, is a selective antagonist of peroxisome proliferator-activated receptor alpha, or PPARα, and is also in a Phase 1 trial in solid tumors. Tempest expects to report initial data from both these programs in the second half of 2021. Additionally, Tempest is advancing a third program targeting the three prime repair exonuclease, or TREX-1, for which Tempest expects to select a development candidate by the end of 2021. Beyond these three ongoing programs, Tempest plans to leverage its drug development and company-building experience along with academic relationships to identify promising new targets that may feed new programs into Tempest’s pipeline.

Tempest has no products approved for commercial sale and has not generated any revenue from product sales. From inception to March 31, 2021, Tempest has raised $115 million, through sales of convertible preferred stock and issuance of debt.

Tempest has never been profitable and has incurred operating losses in each period since inception. Tempest’s net losses were $5.4 million and $4.2 million for the three months period ended March 31, 2021 and 2020, respectively. As of March 31, 2021, Tempest had an accumulated deficit of $77.1 million. Substantially all of its operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.

Tempest expects to incur significant expenses and increasing operating losses for at least the next several years as it initiates and continues the clinical development of, and seeks regulatory approval for, its product candidates and adds personnel necessary to advance its pipeline of clinical-stage product candidates. In addition, operating as a publicly traded company will involve the hiring of additional financial and other personnel, upgrading its financial information and other systems, and incurring substantial costs associated with operating as a public company. Tempest expects that its operating losses will fluctuate significantly from quarter to quarter and year to year due to timing of clinical development programs and efforts to achieve regulatory approval.

As of March 31, 2021, Tempest had cash and cash equivalents of $27.4 million. Tempest’s ability to fund continued development will require additional capital, and Tempest intends to raise such capital through the issuance of additional debt or equity including in connection with potential merger opportunities, or through business development activities. The ability of Tempest to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. If Tempest is unable to obtain adequate capital, it could be forced to cease operations.

Oxford Loan and Security Agreement

On January 15, 2021, Tempest entered into a loan and security agreement with Oxford Finance LLC (“Oxford”) to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was funded to Tempest on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50.0 million in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. And Tranche C of $10.0 million is available at Oxford’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7.15% which is an index rate plus 7%. The index rate is the greater of (i) 30-day US LIBOR or (ii) 0.15%.

Merger Agreement

On March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc. Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into funding agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.

On June 25, 2021, Tempest closed the Merger Agreement with Millendo Therapeutics. Pursuant to the Merger Agreement, Mars Merger Corp. (or Merger Sub), a direct, wholly owned subsidiary of Millendo merged with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo. Before the closing of the merger, investors in the pre-closing financing purchased Tempest’s common stock totaling $30 million. Following the closing of the merger, Millendo changed its corporate name to Tempest Therapeutics, Inc.

Financial Operations Overview

Research and Development Expense

Research and development expenses represent costs incurred to conduct research and development, such as the development of Tempest’s product candidates. Tempest recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

•	salaries, benefits and stock-based compensation;

•	licensing costs;

•	allocated occupancy;

•	materials and supplies;

•	contracted research and manufacturing;

•	consulting arrangements; and

•	other expenses incurred to advance Tempest’s research and development activities.

The largest component of Tempest’s operating expenses has historically been the investment in research and development activities. Tempest expects research and development expenses will increase in the future as Tempest advances its product candidates into and through clinical trials and pursues regulatory approvals, which will require a significant investment in costs of clinical trials, regulatory support and contract manufacturing and inventory build-up. In addition, Tempest continues to evaluate opportunities to acquire or in-license other product candidates and technologies, which may result in higher research and development expenses due to license fee and/or milestone payments, as well as added clinical development costs.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. Tempest may never succeed in timely developing and achieving regulatory approval for its product candidates. The probability of success of Tempest’s product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, Tempest is unable to determine the duration and completion costs of Tempest’s development projects or when and to what extent Tempest will generate revenue from the commercialization and sale of any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist of employee-related expenses, including salaries, benefits, travel and noncash stock-based compensation, for the Tempest personnel in executive, finance and accounting, and other administrative functions, as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs. Tempest expects to incur additional expenses as a result of becoming a public company following completion of the merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense, interest income, and various income or expense items of a non-recurring nature.

Results of Operations

Summary of the three months period ended March 31, 2021 and 2020

	Three months ended March 31, 2021	Three months ended March 31, 2020
		(in thousands)
Expenses:
Research and development	$3,592	$3,027
General and administrative	1,538	1,276

Total expenses	5,130	4,303

Operating loss	(5,130)	(4,303)

Interest expense	(231)	—
Interest income and other income, net	3	75
Provision for income taxes	—	—

Net loss	$(5,358)	$(4,228)

Research and development

Tempest’s research and development expenses for the three months period ended March 31, 2021 and 2020 were primarily incurred in connection with Tempest’s most advanced product candidates, TPST-1120 and TPST-1495. Tempest has not historically tracked research and development expense by program other than direct external expenses in conducting clinical trials for TPST-1120 and TPST-1495. Tempest typically has various early-stage research and drug discovery projects, as well as various potential product candidates undergoing clinical trials. Tempest’s internal resources, employees and infrastructure are not directly tied to any one research and drug discovery project and Tempest’s resources are typically deployed across multiple projects. As such Tempest does not maintain information regarding these costs incurred for these early-stage research and drug discovery programs on a project specific basis.

Research and development expense increased by $0.6 million to $3.6 million for the three months period ended March 31, 2021. The following table summarizes Tempest’s research and development expenses for the three months period ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Research and development outside services	$2,113	$2,066
Compensation expense	790	475
Stock-based compensation expense
Consulting and professional services	475	252
Other expenses	214	234

Total research and development expense	$3,592	$3,027

The growth in total research and development expense of $0.6 million for the three months period ended March 31, 2021 was attributable to increased compensation expenses and increased clinical development expense for TPST-1120 and TPST-1495. These increases were partially offset by decreased research and support service fees paid to a certain clinical services firm.

General and administrative

General and administrative expenses increased by $0.3 million to $1.5 million for the three months period ended March 31, 2021. The increase was primarily due to growth in compensation related expense.

Other income and expense

For the three months period ended March 31, 2021, total interest expense was $231 related to the Oxford Loan. There was no interest expense for the three months period ended March 31, 2020. Interest income was $3 and $75 for the three months period ended March 31, 2021 and 2020, respectively.

Liquidity and Capital Resources

Sources of Liquidity

Since inception through March 31, 2021, Tempest’s operations have been financed primarily by net cash proceeds from the sale of its convertible preferred stock and issuance of debt. As of March 31, 2021, Tempest had $27.4 million in cash and cash equivalents and an accumulated deficit of $77.1 million. Tempest expects that its research and development and general and administrative expenses will increase, and, as a result, Tempest anticipates that it will continue to incur increasing losses in the foreseeable future. Therefore, Tempest will need to raise additional capital to fund its operations, which may be through the issuance of additional equity or through borrowings, including in connection with the merger, or through business development activities.

On January 15, 2021, Tempest entered into a loan and security agreement with Oxford Finance LLC (“Oxford”) to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was funded to Tempest on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50.0 million in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. And Tranche C of $10.0 million is available at Oxford’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7.15% which is an index rate plus 7%. The index rate is the greater of (i) 30-day US LIBOR or (ii) 0.15%.

On March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc. Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into funding agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.

On June 25, 2021, Tempest closed the Merger Agreement with Millendo Therapeutics. Pursuant to the Merger Agreement, Mars Merger Corp. (or Merger Sub), a direct, wholly owned subsidiary of Millendo merged with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo. Before the closing of the merger, investors in the pre-closing financing purchased Tempest’s common stock totaling $30 million. Following the closing of the merger, Millendo changed its corporate name to Tempest Therapeutics, Inc.

Cash Flows

The following table summarizes Tempest’s cash flows for the three months period indicated:

	Three Months Ended March 31,2021	Three Months Ended March 31, 2020
		(in thousands)
Cash used in operating activities	$(6,276)	$(5,477)
Cash used in investing activities	(14)	32
Cash provided by financing activities	14,910	34,558

Net increase in cash and cash equivalents	$8,620	$29,113

Cash flows from operating activities

Cash used in operating activities for the three months period ended March 31, 2021 was $6.3 million, consisting of a net loss of $5.4 million, add back of non-cash adjustments for depreciation, stock-based compensation, non-cash operating lease expense and other non-cash items totaling $0.3 million, less changes in operating assets and liabilities of $1.2 million.

Cash used in operating activities for the three months period ended March 31, 2020 was $5.5 million consisting of a net loss of $4.2 million, add back of non-cash adjustments for depreciation, stock-based compensation, non-cash operating lease expense and other non-cash items totaling $0.2 million, less changes in operating assets and liabilities of $1.5 million.

Cash flows from investing activities

Cash used in investing activities for the three months period ended March 31, 2021 was related to purchases of property and equipment, primarily related to office, laboratory and computer equipment. Cash provided by investing activities for the three months period ended March 31, 2020 was due to a repayment of a promissory note.

Cash flows from financing activities

Cash provided by financing activities for the three months period ended March 31, 2021 was primarily related to proceeds from the Oxford Loan of $14.9 million (net of issuance costs). Cash provided by financing activities for the three months period ended March 31, 2020 was primarily related to proceeds from the issuance of Series B-1 preferred stock of $34.5 million (net of issuance costs).

Future Funding Requirements

Tempest has not generated any revenue from product sales, and does not know when, or if, it will generate any revenue from product sales. Tempest does not expect to generate any revenue from product sales unless and until it obtains regulatory approval of and commercializes any of its product candidates. At the same time, Tempest expects its expenses to increase in connection with its ongoing development activities, particularly as Tempest continues the research, development and clinical trials of, and seeks regulatory approval for, its product candidates. In addition, subject to obtaining regulatory approval of any of its product candidates, Tempest anticipates that it will need substantial additional funding in connection with its continuing operations. Tempest plans to continue to fund its operations and capital requirements through equity financing, debt financing and/or business development activities, but there are no assurances that Tempest will be able to raise sufficient amounts of funding in the future on acceptable terms, or at all.

On January 15, 2021, Tempest entered into a loan and security agreement with Oxford Finance LLC (“Oxford”) to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was funded to Tempest on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50.0 million in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. And Tranche C of $10.0 million is available at Oxford’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7.15% which is an index rate plus 7%. The index rate is the greater of (i) 30-day US LIBOR or (ii) 0.15%.

On March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc. Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into funding agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.

On June 25, 2021, Tempest closed the Merger Agreement with Millendo Therapeutics. Pursuant to the Merger Agreement, Mars Merger Corp. (or Merger Sub), a direct, wholly owned subsidiary of Millendo merged with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo. Before the closing of the merger, investors in the pre-closing financing purchased Tempest’s common stock totaling $30 million. Following the closing of the merger, Millendo changed its corporate name to Tempest Therapeutics, Inc.

Until Tempest can generate a sufficient amount of product revenue to finance its cash requirements, it expects to finance its future cash needs primarily through the issuance of additional equity, borrowings and strategic alliances with partner companies. To the extent that Tempest raises additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of Tempest’s stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Tempest’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Tempest raises additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Tempest may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Tempest. If Tempest is unable to raise additional funds through equity or debt financings when needed, Tempest may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market product candidates to third parties that Tempest would otherwise prefer to develop and market itself.

Other Contracts

Tempest enters into contracts in the normal course of business with various third parties for preclinical research studies, clinical trials, testing and other services. These contracts generally provide for termination upon notice, and therefore Tempest believes that its non-cancelable obligations under these agreements are not material.

Off-Balance Sheet Arrangements

Tempest has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Quantitative and Qualitative Disclosures about Market Risk

Tempest is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate fluctuation. As of March 31, 2021, and December 31, 2020, Tempest had cash and cash equivalents of approximately $27.4 million and $18.8 million, respectively, which consisted primarily of bank deposit and money market funds. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant.

Critical Accounting Polices and Estimates

Tempest’s management’s discussion and analysis of financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Tempest to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Tempest evaluates these estimates and judgments. Tempest bases its estimates on historical experience and on various assumptions that Tempest believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Tempest believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Accrued Research and Development Expenses

Tempest records accrued expenses for estimated costs of its research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials and contract manufacturing activities. Tempest records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced, and Tempest includes these costs in accrued liabilities in the balance sheets and within research and development expense in the statement of operations. These costs are a significant component of Tempest’s research and development expense. Tempest records accrued expenses for these costs based on the estimated amount of work completed and in accordance with agreements established with these third parties.

Tempest estimates the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. Tempest makes significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, Tempest adjusts its accrued estimates. Although Tempest does not expect its estimates to be materially different from amounts actually incurred, Tempest’s understanding of the status and timing of services performed, the number of patients enrolled and the rate of patient enrollment may vary from its estimates and could result in Tempest reporting amounts that are too high or too low in any particular period. Tempest’s accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers.

Fair Value of Common Stock

The fair values of the shares of common stock underlying the share-based awards were estimated on each grant date by the board of directors. Tempest used the option-pricing method (OPM). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. Tempest applied a discount for lack of marketability to account for a lack of access to an active public market.

Application of this approach involves the use of estimates, judgment, and assumptions that are complex and subjective, such as those regarding the expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact the valuation and may have a material impact on the valuation of common stock which is the key input into the calculation of stock-based compensation.

Stock-based Compensation

Tempest recognizes noncash stock-based compensation expense related to stock-based awards to employees, non-employees and directors, including stock options, based on the fair value on the grant date using the Black-Scholes option pricing model. The related stock-based compensation is recognized as expense on a straight line-basis over the employee’s, non-employee’s or director’s requisite service period (generally the vesting period). Noncash stock compensation expense is based on awards ultimately expected to vest and is reduced by an estimate for future forfeitures.

In determining the fair value of stock options, Tempest uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock—The fair value of the shares of common stock underlying stock options has historically been determined by Tempest’s board of directors. Because there has been no public market for its common stock, the board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of Tempest’s common stock, including important developments in its operations, sales of redeemable convertible preferred stock, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of its common stock, among other factors.

Expected Term—Tempest’s expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) for employee options.

Expected Volatility—Since Tempest is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the product development life cycle.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend—Tempest has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, Tempest uses an expected dividend yield of zero.

For the three months period ended March 31, 2021 and 2020, stock-based compensation expense was $120 thousand and $3 thousand, respectively. Of the amount of $120 thousand in stock-based compensation expense, $77 thousand was recorded in research and development and $43 thousand was recorded in general and administrative for the three months period ended March 31, 2021. Of the amount of $3 thousand in stock-based compensation expense, $55 thousand was recorded in research and development and a credit of $52 thousand was recorded in general and administrative for the three months period ended March 31, 2020.

As of March 31, 2021, Tempest had $1.2 million of total unrecognized stock-based compensation costs, net of estimated forfeitures, which it expects to recognize over a weighted-average period of 1.5 years.